Exhibit 99.1

NuPathe Reports Positive Top-Line Results from

12-Month, Repeat Use Safety Trial for its Migraine Patch

CONSHOHOCKEN, PA — October 3, 2011 — NuPathe Inc. (NASDAQ: PATH) today announced positive top-line results from NP101-009, its second 12-month, repeat use safety trial for its migraine patch (NP101 or Zelrix).

NP101-009 was designed to assess the long-term safety of the migraine patch. A total of 479 patients were enrolled and applied at least one patch. Consistent with the findings from previous studies, the incidence of adverse events known as triptan sensations, which can include chest tightness, flushing and feelings of pressure and numbness, was very low, with only four patients (0.8 percent) reporting a triptan sensation over the course of the 12-month trial.

“We now have treated more than 800 patients who applied greater than 10,000 patches in our Phase III clinical program,” commented Mark Pierce, MD, Ph.D., chief scientific officer of NuPathe. “Our clinical data have consistently shown a very low rate—1.4 percent in fact—of triptan sensations across patients who have used our patch to treat their migraine.”

The most common adverse events in the NP101-009 study occurred at the patch application site and included: application site pain (18.6 percent of patients), application site itching (14.0 percent) and application site reaction (6.1 percent). During the 12-month trial, 13.4 percent of patients withdrew from the study due to adverse events, primarily related to the patch application site.

“Based on the extensive clinical data from our entire Phase III clinical program, we believe that our patch will provide a valuable new treatment option that is particularly well-suited for the millions of migraine patients who suffer from debilitating migraine-related nausea along with their headache pain,” said Jane Hollingsworth, chief executive officer of NuPathe. “We plan to present detailed results from the NP101-009 trial at an upcoming scientific meeting.”

On August 30, 2011, NuPathe announced receipt of a Complete Response Letter from the U.S. Food and Drug Administration (FDA) regarding the New Drug Application (NDA) for its migraine patch.  The Company believes that the complete data set for NP101-009 will be supportive of the resubmission of its NDA to the FDA.

About the Migraine Patch (NP101 or Zelrix)

NP101 is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. The patch is designed to provide migraine patients fast onset and sustained relief of the cardinal migraine symptoms including headache pain, migraine-related nausea (MRN), and sensitivity to light and sound. The non-oral route of the migraine patch may provide an attractive treatment option for millions of migraine patients who delay or avoid treatment with oral medications because of MRN.  The migraine patch provides a transdermal dose of sumatriptan, the most widely prescribed migraine medication, with low incidence of triptan sensations that can include chest tightness, flushing and feelings of pressure and numbness. In addition, studies have shown the gastrointestinal (GI) tract slows during a migraine attack. The migraine patch’s delivery bypasses the GI tract, making it an appealing treatment option for many of these patients. The patch is powered by SmartRelief™, NuPathe’s proprietary transdermal delivery technology. SmartRelief consists of a controlled delivery technology that rapidly transports medication through the skin using a process called iontophoresis.

About NuPathe

NuPathe Inc. (www.nupathe.com) is an emerging biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two additional proprietary product candidates: NP201 for the continuous symptomatic treatment of Parkinson’s disease, which the company plans to partner, and NP202 in preclinical development for the long-term treatment of schizophrenia and bipolar disorder.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: NuPathe’s interpretation of results from the NP101-009 trial, the presentation of detailed results from the NP101-009 trial, the potential benefits of, and market for, NP101and NuPathe’s plans to partner NP201.

Forward-looking statements are based upon management’s current expectations and beliefs and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from those indicated herein including, among others: varying interpretation of study data; adverse events or safety risks that could require NuPathe to abandon or delay development of, or preclude or limit approval of, NP101; NuPathe’s ability to obtain marketing approval for and commercialize the migraine patch; and the risks, uncertainties and other factors discussed in NuPathe’s Annual Report on Form 10-K for the year ended December 31, 2010 and in NuPathe’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 under the caption “Risk Factors” and elsewhere in such reports, which are available on NuPathe’s website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While NuPathe may update certain forward-looking statements from time to time, it specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements

Contact Information:

Investor Contacts:

John Woolford

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President, Chief Financial Officer

NuPathe Inc.

(484) 567-0130

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando
212-827-0020
jrando@tiberend.com

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